Exhibit 2.1

Clear Solutions for Creative Businesses

vivoPharm Pty Ltd

and

Sabine Brandt as trustee for the Brandt Family Trust Share

Purchase Agreement

Solubility, Clear Solutions and the circle device are trade marks of Solubility Pty Ltd.	Solubility.com.au | ABN 14 095 861 304
Liability limited by a scheme approved under Professional Standards Legislation.	Level 1, 4 John Street | PO BOX 5040
© Solubility Pty Ltd 2022. All implied licences negatived.	South Melbourne Victoria 3205

1	Definitions and interpretation		4

	1.1	Definitions	4

	1.2	Interpretation	6

	1.3	Business Day	7

	1.4	Payments	8

2	Sale and purchase		8

	2.1	Sale Shares	8

	2.2	Associated Rights	8

	2.3	Title and risk	8

	3	Purchase Prices	8

	3.1	AU Purchase Price	8

	3.2	EU Purchase Price	8

	3.3	Sale Amounts	8

	3.4	Adjustment Amount	8

	3.5	Exchange Rate	8

4	Sale mechanics		9

	4.1	Seller’s obligations on the Effective Date	9

	4.2	Buyer’s obligations on the Effective Date	9

5	Final Cash Amount and Final Accounts Payable Amount		10

	5.1	Final Cash Amount and Final Accounts Payable Amount	10

	5.2	Basis of preparation	10

	5.3	Review of draft Final Cash Amount and Final Accounts Payable Amount	10

	5.4	Sale Amount adjustments following Final Cash Amount and Final Accounts Payable Amount	10

	5.5	Payment of adjustments	11

	5.6	Dispute resolution procedure	11

	5.7	Costs of Independent Accountant	12

6	Warranties		12

	6.1	Warranties	12

	6.2	Independent Warranties	12

	6.3	Reliance	12

7	Other obligations following sale		12

	7.1	Access to records by Seller	12

	7.2	Returns	13

	7.3	Notices to ASIC	14

8	Costs, expenses and Duties		15

	8.1	Costs and expenses	15

	8.2	Duties	15

9	Taxes and GST		15

	9.1	Definitions	15

	9.2	GST	15

	9.3	Tax invoices	15

	9.4	Reimbursements	15

10	Notices		16

	10.1	Requirements	16

	10.2	How a Notice must be given	16

	10.3	When Notices considered given and received	16

	10.4	No electronic communication of Notices	16

	10.5	Time of delivery and receipt	17

	10.6	General	17

11	Disputes		17

12	General		17

	12.1	Assignment	17

	12.2	Variation	18

	12.3	Consents	18

	12.4	Waiver	18

	12.5	Severance	18

	12.6	No merger	18

	12.7	Governing law and jurisdiction	18

	12.8	Further assurances	19

	12.9	Entire agreement	19

	12.10	Counterparts	19

	12.11	Relationship of Parties	19

Schedule 1	- Nominated contact details

Schedule 2	- Accounts

Parties

vivoPharm Pty Ltd ACN 106 101 615, of c/- Prime Accounting Pty Ltd, ‘HWT Tower’ Level 17, 40 City Road, Southbank VIC 3006, Australia (Seller)

Details for notices:

Address:	as above
Email Address:	Jay.Roberts@vyantbio.com
Attention:	Jay Roberts

Sabine Brandt as Trustee for the Brandt Family Trust of 13 Dawbiney Avenue, Craigburn Farm SA 5051 (Buyer)

Details for notices:

Address:	as above
Email Address:	sabine@brandt-au.com
Attention:	Sabine Brandt

The Seller and Buyer are each a Party to this Agreement, and collectively, the Parties.

Background

A.	The Seller is the legal and beneficial owner of the Sale Shares.

B.	Ralf and Sabine Brandt are beneficiaries of the Brandt Family Trust and are also currently employed by the AU Company or its affiliates as, respectively, President, Discovery Services and Executive Finance & HR Manager.

C.	The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms of this Agreement.

D.	The Parties agree, in consideration of, among other things, the mutual promises contained in this Agreement as follows.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

Accounting Principles means the principles, policies and procedures used to prepare the Final Cash Amount and Final Accounts Payable Amount as set out in Schedule 2.

Accounting Standards means United States Generally Accepted Accounting Principles (US GAAP).

ADC means the Australian Disputes Centre.

AU Company means RDDT a vivoPharm Company Pty Ltd ACN 123 380 110.

AU Purchase Price means the total consideration payable to the Seller for the AU Sale Shares determined in accordance with clause 3.1.

AU Sale Shares means 7,644,887 fully paid ordinary shares in the capital of the AU Company, representing 100% of the outstanding shares of the AU Company.

Business Day means a day on which commercial banks are open for business in Adelaide, South Australia and Cherry Hill, New Jersey USA excluding a Saturday, Sunday or public holiday in either place.

Business Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created, or owned by either Company, whether in printed, electronic or any other form and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts.

Buyer Nominee Director means Ralf Brandt in his capacity (if any) as a director of a Company.

Company means either or both, as the context requires, the AU Company and the EU Company.

Determination Date means the date that is the fifth Business Day after the date on which the Final Cash Amount and Final Accounts Payable Amount become final and binding on the Seller and the Buyer under this Agreement.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Regulatory Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax.

Effective Date means 31 December 2022, and, unless specified or agreed otherwise, all obligations that are to be performed on the Effective Date must be performed at 5.00 pm on that date.

Encumbrance means any:

(a)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors;

(b)	right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease or licence to use or occupy; or

(c)	third party right or interest or any right arising as a consequence of the enforcement of a judgment, or any agreement to create any of them or allow them to exist.

EU Company means vivoPharm Europe Ltd, German HRB 171984.

EU Sale Shares means 100% of the outstanding shares of the EU Company.

EU Purchase Price means the total consideration payable to the Seller for the EU Sale Shares determined in accordance with clause 3.2.

Final Accounts Payable Amount means the balances determined by the Seller as of the Effective Date and calculated in a manner consistent with clause 2.2 of Schedule 2.

Final Cash Amount means cash balance as of the Effective Date as finally agreed or determined in accordance with clause 2.1 of Schedule 2.

GST has the meaning given to that term in the GST Act or any replacement or other relevant legislation and regulation.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Immediately Available Funds means cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated by the payee (or such other form of funds as agreed by the Buyer and the Seller in writing).

Independent Accountant means KPMG.

Interest Rate means 10% per annum.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission, tribunal or similar entity having powers or jurisdiction under any law or regulation including any self- regulatory organisation established under statute or any securities exchange.

Sale Amount means either or both, as the context requires, the AU Sale Amount and the EU Sale Amount.

Sale Shares means either or both, as the context requires, the AU Sales Shares and the EU Sale Shares.

Seller Nominee Directors means each of each of John “Jay” Roberts and Andrew LaFrence, in their respective capacities (if any) as directors of a Company.

Target Cash Amount means US$827,052.

Target Accounts Payable Amount means US$244,419.

Tax means any income tax, capital gains tax, goods and services tax (including GST), levy, charge, impost, fee, assessment, contribution, deduction, or withholding tax, which is assessed, levied, imposed or collected by any Regulatory Authority and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above, but excludes Duty.

1.2	Interpretation

In this Agreement unless a contrary intention is expressed:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes all other genders;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(d)	a reference to:

(i)	a person includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation (including any Regulatory Authority);

(ii)	a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(iii)	any thing (including any right) is a reference to the whole and each part of it, but nothing in this clause 1.2(d)(iii) implies that performance of part of an obligation constitutes performance of the obligation;

(iv)	a clause, Party, annexure, exhibit or schedule is a reference to a clause of, and a Party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any clause, annexure, exhibit and schedule;

(v)	a document or agreement includes any agreement or other legally enforceable arrangement created under it (whether the document or agreement is in the form of an agreement, deed or otherwise);

(vi)	a document or agreement includes any variation, replacement or novation of it;

(vii)	time is to Adelaide, South Australia time;

(viii)	law includes common law, principles of equity and legislation (including regulations);

(ix)	any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them; and

(x)	regulations includes instruments of legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(e)	unless expressly stated otherwise, an obligation or liability assumed by two or more people binds them jointly and severally and a right conferred on two or more persons benefits them jointly and severally;

(f)	a provision of this Agreement may not be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or the preparation or proposal of that provision;

(g)	the words including, for example, such as or any form of those words or similar expressions in this Agreement do not limit what else is included and must be construed as if they are followed by the words “without limitation”, unless there is express wording to the contrary;

(h)	a reference to a day is to the period of time commencing at midnight and ending 24 hours later;

(i)	if a period of time is specified and dates from a day or the day of an act, event or circumstance, that period is to be determined exclusive of that day;

(j)	if an act or event must occur or be performed on or by a specified day and occurs or is performed after 5.00pm on that day, it is taken to have occurred or been done on the next day; and

(k)	a reference to ‘$’, ‘A$’, ‘AUD’ is a reference to the currency of Australia and a reference to ‘US$’ or ‘USD’ is a reference to the currency of the United States.

1.3	Business Day

If anything under this Agreement is required to be done by or on a day that is not a Business Day that thing must be done by or on the next Business Day.

1.4	Payments

Unless otherwise agreed between the Parties in writing, all payments under this Agreement must be paid in Immediately Available Funds.

2	Sale and purchase

2.1	Sale Shares

On the Effective Date, the Seller sells, and the Buyer buys:

(a)	the AU Sale Shares for the AU Purchase Price; and

(b)	the EU Sale Shares for the EU Purchase Price, free and clear of all Encumbrances.

2.2	Associated Rights

The Seller must sell the Sale Shares to the Buyer together with all rights attached to them as at the Effective Date.

2.3	Title and risk

Title to and risk in the Sale Shares passes to the Buyer at 5.00pm on the Effective Date.

3	Purchase Prices

3.1	AU Purchase Price

The AU Purchase Price is comprised of:

(a)	an amount (AU Sale Amount) of US$100; plus or minus

(b)	the Adjustment Amount (if any).

3.2	EU Purchase Price

The EU Purchase Price is US$100 (EU Sale Amount).

3.3	Sale Amounts

The Buyer must pay the Sale Amounts on the Effective Date in Immediately Available Funds by wire transfer or other means to an account designated by the Seller.

3.4	Adjustment Amount

If the Adjustment Amount is negative, the Seller must pay the Adjustment Amount to the Buyer in accordance with clause 5.4 in US dollars If the Adjustment Amount is positive, the Buyer must pay the Adjustment Amount to the Seller in accordance with clause 5.4 in US dollars.

3.5	Exchange Rate

For the purposes of calculating the Adjustment Amount and any other amounts payable under this Agreement, the Parties agree that any amounts denominated in Australian dollars shall be converted into US dollars at the exchange rate effective at 5.00pm 29 December 2022 as published by the Reserve Bank of Australia.

4	Sale mechanics

4.1	Seller’s obligations on the Effective Date

On the Effective Date or as soon thereafter as is practical, the Seller must:

(a)	(executed transfers and share certificates) give to the Buyer a duly executed instrument of transfer of the AU Sale Shares and a duly executed instrument of transfer of the EU Sale Shares, each in registrable form (save for the payment of any applicable Duty) in favour of the Buyer together with all original share certificate(s) issued by the Company for the Sale Shares or an indemnity in Agreed Form as to the loss or destruction of such certificate(s);

(b)	(ASIC corporate key): deliver to the Buyer the ASIC corporate key for the AU Company (and any corresponding equivalent for the EU Company);

(c)	(bank signatories) deliver to the Buyer a duly completed authority for the alteration of the signatories of the bank accounts of each Company;

(d)	(resignations) procure the resignation of each of the Seller Nominee Directors from any office as director, company secretary or public officer of each Company;

(e)	(Corporate resolutions) procure that each of the Seller Nominee Directors signs resolutions in respect of:

(i)	the approval of the registration of the transfer of the Sale Shares to the Buyer;

(ii)	the alteration of the registered office and principal place of business of the AU Company to 4 Smart Road, Modbury SA 5092, if that address is not so recorded at the Effective Date;

(iii)	the revocation of all existing powers of attorney given by either Company; and

(f)	(further acts) do all other acts and execute all documents that are necessary to:

(i)	transfer the Sale Shares; and

(ii)	complete any other transaction contemplated by this Agreement.

4.2	Buyer’s obligations on the Effective Date

On the Effective Date, the Buyer must:

(a)	(executed transfers) deliver to the Seller a duly executed counterpart instrument of transfer of the AU Sale Shares and a duly executed instrument of transfer of the EU Sale Shares, each in registrable form (save for the payment of any applicable Duty);

(b)	(payment of Sale Amounts) pay the Sale Amounts to the Seller by wire transfer or other acceptable means;

(c)	(Company resolutions) procure that the Buyer Nominee Director signs resolutions identical to those prepared by the Seller in performing its obligations under clause 4.1(e); and

(d)	(further acts) do all other acts and execute all documents that are necessary to:

(i)	transfer the Sale Shares; and

(ii)	complete any other transaction contemplated by this Agreement.

5	Final Cash Amount and Final Accounts Payable Amount

5.1	Final Cash Amount and Final Accounts Payable Amount

The Seller must, and the Buyer must provide and cause the AU Company and the EU Company to provide all assistance requested by the Seller to prepare and give, as soon as practicable and in any event no later than 30 Business Days after the Effective Date, to the Buyer the draft Final Cash Amount and Final Accounts Payable Amount. The Final Cash Amount and Final Accounts Payable Amount shall be prepared, using the exchange rate set out in clause 3.5.

5.2	Basis of preparation

The Final Cash Amount and Final Accounts Payable Amount must be prepared in accordance with Schedule 2.

5.3	Review of draft Final Cash Amount and Final Accounts Payable Amount

(a)	If the Buyer does not dispute the draft Final Cash Amount and Final Accounts Payable Amount within 10 Business Days after the date on which it is given a copy of the draft Final Cash Amount and Final Accounts Payable Amount under clause 5.1 (Final Objection Date) the draft Final Cash Amount and Final Accounts Payable Amount will be taken to be agreed by the Parties as the Final Cash Amount and Final Accounts Payable Amount and the Adjustment Amount in those accounts will be final and binding on the Parties.

(b)	If the Buyer disputes the draft Final Cash Amount and Final Accounts Payable Amount before the Final Objection Date, the dispute will be determined in accordance with clause 5.6.

5.4	Sale Amount adjustments following Final Cash Amount and Final Accounts Payable Amount

(a)	If the Final Cash Amount:

(i)	is less than the Target Cash Amount then, on the Determination Date, the Seller must pay to the Buyer an amount equal to the difference, as an adjustment to the Purchase Price, in accordance with clause 5.5(a);

(ii)	is more than the Target Cash Amount then, on the Determination Date, the Buyer must pay to the Seller an amount equal to the difference, as an adjustment to the Purchase Price, in accordance with clause 5.5(a);

(iii)	is equal to the Target Cash Amount, then no adjustment to the Purchase Price will be made under this clause 5.4(a).

(b)	If the Final Accounts Payable Amount:

(i)	is more than the Target Accounts Payable Amount then, on the Determination Date, the Seller must pay to the Buyer an amount equal to the difference, as an adjustment to the Purchase Price, in accordance with clause 5.5(a);

(ii)	is less than the Target Accounts Payable Amount then, on the Determination Date, the Buyer must pay to the Seller an amount equal to the difference, as an adjustment to the Purchase Price, in accordance with clause 5.5(a);

(iii)	is equal to the Target Accounts Payable Amount, then no adjustment to the Purchase Price will be made under this clause 5.4(b).

(c)	The sum of the amounts determined by clauses 5.4(a) and 5.4(b) is the Adjustment Amount.

5.5	Payment of adjustments

(a)	A payment under this clause 5 must be in Immediately Available Funds without counter-claim or set-off within five Business Days after the finalisation of the Final Cash Amount and Final Accounts Payable Amount or Independent Accountant’s determination under clause 5.6.

(b)	All amounts payable under this clause 5 will accrue interest on a daily basis at the Interest Rate from and including the date for payment under clause 5.5(a) to and including the date of payment.

5.6	Dispute resolution procedure

(a)	If the Buyer disputes the draft Final Cash Amount and Final Accounts Payable Amount before the Final Objection Date, it must give the Seller a notice (Dispute Notice) before the Final Objection Date.

(b)	A Dispute Notice must set out:

(i)	reasonable details of each matter in dispute (Disputed Matters); and

(ii)	the reasons why each of the Disputed Matters is disputed.

(c)	Within 10 Business Days of the Buyer giving the Seller a Dispute Notice, the Seller must give the Buyer a response in writing on the Disputed Matters (Response).

(d)	The Buyer and the Seller must promptly meet to attempt to resolve the Disputed Matters in good faith. If the Buyer and the Seller have not resolved the Disputed Matters within 10 Business Days of the date of receipt of the Response, the Buyer and the Seller must appoint the Independent Accountant and promptly (and in any case within three Business Days of its appointment) refer the Disputed Matters to the Independent Accountant for determination.

(e)	The Disputed Matters must be referred to the Independent Accountant by written submission which must include the draft Final Cash Amount and Final Accounts Payable Amount, the Dispute Notice, the Response and an extract of the relevant provisions of this Agreement. The Independent Accountant must also be instructed to finish its determination no later than 20 Business Days after its appointment (or another period agreed in writing by the Buyer and the Seller). The Independent Accountant will be entitled to seek (and, if the Buyer and the Seller so agree in writing, the Independent Accountant must seek) the advice of a reputable independent law firm in relation to the interpretation of the relevant provisions of this Agreement.

(f)	The Parties must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a Party must be copied to the other Party.

(g)	The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the Parties in the absence of manifest error and the draft Final Cash Amount and Final Accounts

Payable Amount will be deemed to be amended accordingly and will be taken to comprise the Final Cash Amount and Final Accounts Payable Amount.

5.7	Costs of Independent Accountant

The costs and expenses of the Independent Accountant (if instructed), will be borne by the Seller as to one half and the Buyer as to one half unless, in respect of the costs of the Independent Accountant only, the Independent Accountant decides otherwise having regard to the relative position of the Parties on the Disputed Matters.

6	Warranties

6.1	Warranties

Each Party represents and warrants to the other Party that each of the following statements (each a Warranty) is true and correct as at the Effective Date:

(a)	it has full power and authority to enter into this Agreement, to perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement; and

(b)	the entry into and performance of this Agreement by it:

(i)	has been properly authorised by all necessary actions of it; and

(ii)	does not breach any obligation (including any statutory, contractual or fiduciary obligation) of it, any law, or its trust deed, constitution or articles of association.

6.2	Independent Warranties

Each Warranty is to be construed independently of the others and is not limited by reference to any other Warranty.

6.3	Reliance

Each Party acknowledges that the other Party has entered into this Agreement and will complete this Agreement in reliance on that Party’s Warranties.

7	Other obligations following sale

7.1	Access to records by Seller

(a)	The Buyer must procure that all Business Records as at the Effective Date are preserved until the later of:

(i)	seven years from the Effective Date; and

(ii)	any date required by an applicable law.

(b)	After the Effective Date the Buyer must, on reasonable notice from the Seller:

(i)	provide the Seller and its professional advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense; and

(ii)	provide the Seller and its professional advisers with reasonable access to the relevant personnel and premises of the Buyer and each Company, for the purpose of assisting the Seller to prepare Tax returns, accounts and other financial statements, discharge statutory obligations or comply with any audit, Tax law or other legal requirements.

(c)	The Buyer agrees that the Seller may retain copies of any Business Records that it may require to enable it to comply with any applicable law after the Effective Date.

7.2	Returns

(a)	The Parties will co-operate in connection with the preparation and filing of any Tax Returns of each Company with respect to a period or part period before the Effective Date and any administrative proceeding involving any such Tax Return.

(b)	The Seller will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax Returns of each Company to the extent they relate to any periods (or part periods) ending on or before the Effective Date (Pre Sale Returns).

(c)	The Seller must deliver each Pre Sale Return to the Buyer as soon as it is available but no later than 30 Business Days before it is due to be filed (taking into account any extension of time to file the Pre Sale Return that has been properly obtained) for the Buyer’s review and comment. If the Buyer objects to any items set forth in the Pre Sale Return it must notify the Seller of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Pre Sale Return is due to be filed.

(d)	The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax Returns of each Company for any period that includes, but does not end on or before, the Effective Date (Straddle Returns).

(e)	The Buyer must procure that each Straddle Return is prepared in a manner consistent with the requirements of local Tax Law applicable to the domicile of the Company and must deliver each Straddle Return to the Seller as soon as it is available but no later than 30 Business Days before it is due to be filed for the Seller’s review and comment. If the Seller objects to any items set forth in the Straddle Return it must notify the Buyer of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Straddle Return is due to be filed.

(f)	If the Seller or the Buyer notify the other of an objection to a Pre Sale Return or Straddle Return as applicable, the Parties must attempt in good faith to resolve the dispute by negotiation. If the Parties cannot resolve any such dispute within 10 Business Days of the objection being notified, then:

(i)	the Parties must appoint an expert agreed to by the Parties, or, if they cannot agree on an expert within a further five Business Days, the Parties must request the ADC to nominate an expert, to determine the proper amounts for the items remaining in dispute or if the ADC declines or refuses to or cannot nominate the expert, the Parties must request that the President of the Law Institute of Victoria (Law Institute) nominate the expert (and if the ADC or the Law Institute (as applicable) provides a list of potential nominees, then in the absence of agreement to the contrary, the first-named independent person on the list will be deemed to be the ADC’s or Law Institute’s nominee (as applicable));

(ii)	the Parties must promptly sign any industry standard retainer agreement required by the expert;

(iii)	the expert’s determination is, in the absence of manifest error, final and binding on the Parties and a Party must not commence court proceedings or arbitration in relation to the dispute; and

(iv)	the expert’s costs and expenses in connection with the dispute resolution proceedings will be borne by the Parties in a manner determined by the expert (and either Party may request that determination) and in the absence of such a determination will be borne 50% by the Seller and 50% by the Buyer, and the expert appointed under this clause 7.2(f) acts as an expert and not as an arbitrator. The dispute resolution proceedings under this paragraph (f) are not arbitration proceedings under the Commercial Arbitration Act 2011 (VIC).

(g)	The Buyer must procure that each Straddle Return and (subject to the Seller complying with clause 7.2(c)) each Pre Sale Return is filed by the due date for filing. If a Pre Sale Return or Straddle Return is due before the date a disputed item is resolved under this clause 7, the Buyer must procure that the return is filed as prepared and must procure that an amended return, which reflects the resolution or the disputed items (either as resolved by agreement or by the expert), is filed immediately after the disputed items are resolved.

(h)	Except in relation to the preparation of returns to which paragraphs (b) to (g) apply, the Parties agree that it is the intention for the Seller to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Regulatory Authority and any other dealings with the Regulatory Authority in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, the sale and purchase of the Sale Shares (Pre Sale Tax Event).

(i)	Without limiting paragraph (h), from and after the Effective Date the Buyer agrees that it will, and will procure that each Company will:

(i)	not disclose any information or material to a Regulatory Authority in relation to a Pre Sale Tax Event without the prior written consent of the Seller, except as required by law;

(ii)	not make any admission of liability, or any agreement, compromise or settlement with a Regulatory Authority in relation to a Pre Sale Tax Event without the prior written consent of the Seller; and

(iii)	promptly give the Seller copies of any correspondence with, or material provided to or by, a Regulatory Authority and keep the Seller informed of any oral discussions with a Regulatory Authority in relation to a Pre Sale Tax Event.

7.3	Notices to ASIC

During the five Business Days following the Effective Date, the Seller must provide the Buyer with all assistance reasonably requested to enable the Buyer to notify ASIC (for AU Company) and the corresponding equivalent for the EU Company (if any) of matters relevant to the sale and purchase of the Sale Shares.

8	Costs, expenses and Duties

8.1	Costs and expenses

Each Party must pay its own costs (including legal costs) and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

8.2	Duties

The Buyer must pay any Duty payable on this Agreement.

9	Taxes and GST

9.1	Seller declaration

9.2	For the purposes of subsection 14-225(1) of Schedule 1 to the Taxation Administration Act 1953, the Seller declares, for the period beginning from the date of this Agreement until Effective Date, that it is and will be an Australian resident.

Definitions

Words used in this clause 9 that have a defined meaning in the GST Act have the same meaning as in the GST Act unless the context indicates otherwise.

9.3	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.

(b)	To the extent that any supply made under or in connection with this Agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this Agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which paragraph (b) applies:

(i)	the supplier must determine the amount of the GST component of the consideration payable; and

(ii)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

9.4	Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 9.2 applies no later than seven days following payment of the GST inclusive consideration for that supply under that clause.

9.5	Reimbursements

If either Party is entitled under this Agreement to be reimbursed or indemnified by the other Party for a cost or expense incurred in connection with this Agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the Party being reimbursed or indemnified, or by its representative member.

10	Notices

10.1	Requirements

All notices, requests, demands, consents, approvals, or other communications under this Agreement (Notice) to, by or from a Party must be:

(a)	in writing;

(b)	in English or accompanied by a certified translation into English;

(c)	addressed to a Party in accordance with its details set out in Schedule 1 or as otherwise specified by that Party by Notice (Notified Contact Details); and

(d)	signed by the sending Party or a person duly authorised by the sending Party or, if a Notice is sent by email (if applicable), sent by the sending Party.

10.2	How a Notice must be given

In addition to any other method of giving Notices permitted by statute, a Notice must be:

(a)	delivered personally;

(b)	sent by regular post if sent within Australia;

(c)	sent by airmail if sent to a place outside Australia;

(d)	sent by airmail if sent from a place outside Australia; or

(e)	sent by email.

10.3	When Notices considered given and received

Subject to clause 10.5, a Notice takes effect when received (or such later time as specified in it) and a Notice is regarded as being given by the sending Party and received by the receiving Party:

(a)	if delivered by hand to the address set out in the Notified Contact Details, when delivered to that address;

(b)	if sent from a place within Australia by regular post to the address set out in the Notified Contact Details which is an address that is within Australia, at 9.00am on the sixth Business Day after the date of posting;

(c)	if sent from a place within Australia by airmail to the address set out in the Notified Contact Details which is an address outside Australia, at 9.00am on the tenth Business Day after the date of posting;

(d)	if sent from a place outside Australia by airmail to the address set out in the Notified Contact Details which is an address that is within or outside Australia, at 9.00am on the twelfth Business Day after the date of posting; and

(e)	if sent by email to the email address set out in the Notified Contact Details, when the email (including any attachment) is sent to the receiving Party at that email address, unless the sending Party receives a notification of delivery failure within 24 hours of the email being sent.

10.4	No electronic communication of Notices

Notice must not be given by electronic means of communication other than email as permitted under clause 10.3.

10.5	Time of delivery and receipt

If pursuant to clause 10.3 a Notice would be regarded as given and received on a day that is not a Business Day or after 5.00pm on a Business Day, then the Notice will be deemed as given and received at 9.00am on the next Business Day.

10.6	General

A Party may change its contact details as set out in Schedule 1 by giving a Notice to each other Party.

11	Disputes

(a)	Subject to clause 11(b), before court or arbitration proceedings are commenced, the Parties must endeavour to settle any dispute that arises out of or in connection with this Agreement (including as to its existence, validity, breach or termination or as to any claim in tort, in equity or pursuant to any statute) in accordance with this clause.

(b)	A Party may seek interim or urgent interlocutory relief at any time.

(c)	A Party claiming that a dispute has arisen must give a notice to the other Party setting out the nature of the dispute (Notice).

(d)	Within three Business Days of receipt of the Notice (or such other period agreed by the Parties to the dispute), the dispute must be referred to the senior executives nominated by each of the Parties, who must meet and use their best endeavours to resolve the dispute by negotiations.

(e)	If the dispute is not resolved within 15 Business Days after receipt of the Notice (or such other period agreed by the Parties to the dispute), the Parties must refer the dispute to the ADC for mediation in accordance with the latest edition of the Rules of the ADC (Rules).

(f)	The terms of the Rules are deemed to be incorporated into this Agreement.

(g)	Pending resolution of any dispute, the Parties must continue to perform their obligations under this Agreement without prejudice to their respective rights and remedies (except where such obligations are the subject of the dispute).

(h)	If the dispute is not resolved by the mediation within 20 Business Days after receipt of the Notice, either Party may commence court or arbitration proceedings as the case may be.

(i)	This clause 11 does not apply to any Disputed Matter that is the subject of clause 5.6.

12	General

12.1	Assignment

(a)	The Parties may not assign or otherwise deal with any of their rights under this Agreement without the prior written consent of the other Party; provided that a Party must, on request of the other Party (Requesting Party), execute a novation of all of the Requesting Party’s rights and obligations under this Agreement to an affiliate of the Requesting Party or to a purchaser of all, or substantially all of the Requesting Party’s assets.

(b)	An assignment in breach of clause 12.1(a) is intended by the Parties to be void and of no force and effect.

12.2	Variation

A variation of any term of this Agreement will be of no force or effect unless it is in writing and signed by each of the Parties.

12.3	Consents

(a)	Unless expressly required by the terms of this Agreement, a Party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this Agreement.

(b)	A Party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this Agreement. Any conditions must be complied with by the Party relying on the consent, approval or waiver.

(c)	Each Party acknowledges and agrees that it is not necessary for a Party to incur an expense or make a payment before enforcing a right conferred by this Agreement.

12.4	Waiver

(a)	A waiver of a right, remedy or power must be in writing and signed by the Party giving the waiver.

(b)	A Party does not waive a right, remedy or power if it delays in exercising, fails to exercise or only partially exercises that right, remedy or power.

(c)	A waiver given by a Party in accordance with 12.4(a):

(i)	is only effective in relation to the particular obligation or breach in respect of which it is given and is not to be construed as a waiver of that obligation or breach on any other occasion; and

(ii)	does not preclude that Party from enforcing or exercising any other right, remedy or power under this Agreement nor is it to be construed as a waiver of any other obligation or breach.

12.5	Severance

If any provision or part of a provision of this document is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular Party or generally), it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

12.6	No merger

A Party’s rights and obligations do not merge on completion of any transaction under this document.

12.7	Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed under the laws in force in South Australia.

(b)	Each Party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this Agreement.

12.8	Further assurances

Each Party must, at its own expense, do all things and execute all further documents necessary to give full effect to this Agreement and the transactions contemplated by it.

12.9	Entire agreement

This Agreement state all of the express terms of the agreement between the Parties in respect of their subject matter. To the extent permitted by law, this Agreement supersedes all prior discussions, negotiations, understandings and agreements in respect of their subject matter.

12.10	Counterparts

(a)	This Agreement may be executed in any number of counterparts, each signed by one or more Parties. Each counterpart when so executed is deemed to be an original and all such counterparts taken together constitute one document.

(b)	A Party that has executed a counterpart of this Agreement may exchange that counterpart with another Party by emailing it to that other Party or that other Party’s legal representative and, if that other Party requests it, promptly delivering that executed counterpart by hand or post to that other Party or that other Party’s legal representative. However, the validity of this Agreement is not affected if the Party who has emailed the counterpart delays in delivering or does not deliver it by hand or by post.

12.11	Relationship of Parties

(a)	The Parties are not, and are not to be taken to be, in a partnership, joint venture, or employment or fiduciary relationship as a result of this Agreement.

(b)	Nothing in this Agreement gives a Party authority to bind any other Party in any way.

Executed as an Agreement

Signed for and on behalf of vivoPharm Pty Ltd in accordance with section 127 of the Corporations Act 2001

/s/ John A. Roberts	/s/ Andrew LaFrence
Signature of director	Signature of director/company secretary

12/30/2022	12/30/2022
Date	Date

John A. Roberts	Andrew LaFrence
Full name of director (print)	Name of director/company secretary (print)

Signed by Sabine Brandt as trustee of the Brandt Family Trust

/s/ Sabine Brandt	/s/ Ralf Brandt
Sabine Brandt	Ralf Brandt

12/30/2022	12/30/2022
Date	Date

Ralf Brandt
Name of witness (print)

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